                               AMENDMENT NO. 2 TO

               ENDLESS YOUTH PRODUCTS, INC. 1996 STOCK OPTION PLAN

     The Board of Directors of Endless Youth Products, Inc. (the "COMPANY") hereby adopts the following amendment to the Company's 1996 Stock Option Plan (the "PLAN") pursuant to Article XII thereof:

     1. The first sentence of Section III of the Plan is amended to read as follows:

     "The total number of Shares which may be made the subject of Options pursuant to this Plan shall not exceed 1,250,000 shares of common stock (which number takes into account the one-for-five reverse stock split occurring in May 1998), except to the extent adjusted pursuant to
     SECTION VIII."

     2. This Amendment shall become effective upon its approval by holders of a majority of the outstanding shares of common stock, in accordance with Section IX of the Plan.

Dated:       June 2, 1999